Exhibit 10.26

January 28, 2026

Mr. C.D. Baer Pettit
c/o MSCI Inc.
Ten Bishops Square
London, E1 6EG
United Kingdom
Re: Transition and Advisory Agreement
Dear Baer,
This letter is a transition and advisory agreement (the “Agreement”) between you and MSCI Inc. (the “Company”).

1.Transition Date. As of the close of February 28, 2026 (the “Transition Date”), you will retire from your positions as President and as a member of the Board of Directors of the Company. Effective as of the Transition Date, you also resign, and are deemed to have resigned, from all offices, directorships, committee memberships and other positions you hold with the Company, MSCI Limited and each other subsidiary or affiliate of the Company. Your employment with MSCI Limited terminates on the Transition Date by mutual agreement under your UK employment letter dated April 27, 2021 (the “UK Employment Letter”) and a separate agreement between you and MSCI Limited (the “UK Release Agreement”). You will execute and deliver such documents and take such actions as the Company reasonably requests to effect or record the foregoing, including any required corporate or regulatory filings (including with Companies House) and resignation letters. For the avoidance of doubt, nothing in this Section 1 alters the treatment of your outstanding equity awards during the Advisory Period (as defined below) as set out in Section 3.
2.Advisory Agreement. To assist the Company with a smooth transition after the Transition Date, commencing on March 1, 2026, you will serve as a senior advisor to the Chief Executive Officer of the Company (the “CEO”), subject to the terms of this Agreement and the related Release (as defined below) attached as Exhibit A.
2.1Advisory Services. You agree to provide advisory services to the Company related to the transition of your responsibilities and such other matters as the Company may indicate from time to time commensurate with your seniority and stature preceding the Transition Date (the “Advisory Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will report directly to the CEO and agree to make yourself reasonably available to perform such Advisory Services as the Company may request throughout the Advisory Period.
2.2Advisory Period. You agree to perform the Advisory Services from March 1, 2026 through August 15, 2026, unless terminated earlier pursuant to Section 2.7 below or extended by agreement of you and the Company (the “Advisory Period”). Any agreement to extend the Advisory Period must be set forth in a writing signed by you and an authorized representative of the Company.

2.3Fees. During the Advisory Period, and provided that you remain in material compliance with the terms of this Agreement, the Company will pay you an advisory fee of £20,000 per month (the “Advisory Fees”). With respect to any breach that is capable of cure (as determined by the Company in good faith), the Company will provide written notice and a reasonable opportunity to cure before withholding any Advisory Fees. The Advisory Fees will be paid in cash, in arrears for each calendar month of service during the Advisory Period (pro rated for any partial months of service, as applicable), net of income tax and employee national insurance contributions liabilities under PAYE and other amounts as are required by applicable law and will be processed through the payroll of MSCI Limited (or another designated paying agent) on behalf of the Company. Notwithstanding the above, you remain responsible for accounting for and payment of any and all income tax and employee national insurance contributions liabilities or other taxes that may be due in respect of the Advisory Fees, except to the extent such amounts are deducted and remitted at source.
2.4Limitations on Authority. You have no responsibilities or authority other than as provided in this Agreement and no authority to bind the Company absent written authorization from the CEO. You will not represent that you have authority to act for the Company except as authorized.
2.5Confidential Information and Inventions; Company Policies. You acknowledge and reaffirm your obligations in Annex 1 (Restrictive Covenants) to the Release with respect to Confidential Information and Inventions (as defined in Annex 1). In addition, any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company, will be treated as “Inventions” for purposes of Annex 1, and is hereby assigned to the Company. You reaffirm your continuing obligations under the Company’s confidentiality and intellectual property policies, including the MSCI Intellectual Property and Proprietary Rights Policy and the MSCI Employee Privacy and Data Protection Policy. During the Advisory Period, you will comply with all applicable Company policies of which you are aware or are brought to your attention by the Company, including with regard to workplace conduct.
2.6Other Work Activities. You agree that, during the Advisory Period, you will notify the Company, in writing, before you obtain employment with, or perform work for, any business, or engage in any other work activity. Any such activity will also be subject to the Restrictive Covenants in Annex 1 to the Release.

2.7Breach. Without waiving any other rights or remedies, the Company may terminate the Advisory Period (and your Advisory Services) immediately for your material breach of this Agreement, the UK Release Agreement, the Release or any of the Restrictive Covenants set out in Annex 1 to the Release. With respect to any breach that is capable of cure (as determined by the Company in good faith), the Company will provide written notice and a reasonable opportunity to cure before withholding any Advisory Fees or terminating the Advisory Period (and your Advisory Services), except that the Company may terminate immediately for any breach of the Restrictive Covenants.
3.Outstanding Equity Awards. For purposes of the Company’s equity incentive plans and your outstanding equity award agreements, the Advisory Period will be treated as continuous service with the Company and neither the Transition Date nor your commencement of services under this Agreement will constitute a termination of service for purposes of such plans or award agreements. For purposes of retirement-related treatment under your outstanding equity awards, the Company will treat any applicable “Notice Requirements” as satisfied in connection with this transition, subject to your continued compliance with this Agreement and the applicable plan and award agreement terms, and as of the date hereof the Company has not determined that a “Cancellation Event” has occurred, without limiting the Company’s rights under the applicable plans or award agreements to determine otherwise based on facts and circumstances, including facts discovered after the date hereof. Any retirement-related treatment under your outstanding equity awards will be determined and administered in accordance with the applicable plan and award agreement terms, as in effect from time to time. Subject to your continued compliance with this Agreement and such plan and award agreement terms, if, as of the scheduled end of the Advisory Period, you meet the age and service requirements for “62/10” treatment under the applicable award agreements, such cessation of service is expected to qualify as a “62/10 Retirement Termination.” For the avoidance of doubt, any performance‑based awards will remain subject to achievement of applicable performance conditions.
4.Other Compensation or Benefits. You consent to the change in your status, function, duties, responsibilities and compensation described in this Agreement and agree that, except as expressly provided in this Agreement, the UK Release Agreement, the Release, or your equity award agreements, nothing in this Agreement or the performance of it will (i) entitle you to any severance or separation pay, including any “Severance Payment” or severance practice described in your UK Employment Letter, (ii) constitute a “Qualifying Termination” under any equity award or a “good reason” basis for resignation under any plan, agreement or award, or (iii) otherwise entitle you to compensation or benefits after the Transition Date.
5.Return of Company Property. No later than the last day of the Advisory Period, or earlier on request of the Company, you will return to the Company all documents and other media in your possession or provided to you or created in the course of your employment with the Company or relating to, or containing information relating to, the Company or any of its clients or suppliers, and all property belonging to the Company in your possession, custody or control including, without limitation all credit cards, keys, security passes, laptops, mobile devices or tablets. You will not keep or make any copy in any format of anything referred to in this Section 5. For the avoidance of doubt, nothing in this Agreement or otherwise precludes you from retaining in your possession any documents relating to your employment with the Company including, but not limited to, employment contracts, side letters, appraisals, bonus and equity plans and the like and any such other property as the parties agree that you may retain.
6.Release and Restrictive Covenants. In exchange for good and valuable consideration, you agree to execute, and not revoke, the release attached as Exhibit A (the “Release”) as follows.
6.1Timing. You will execute the Release (i) on the date you sign this Agreement and (ii) on or within 10 days after the last day of the Advisory Period. Each execution releases claims through its signature date and becomes effective in accordance with its terms, and the second execution must become effective to satisfy any release requirement in your equity award agreements.
6.2Restrictive Covenants. Annex 1 to the Release contains restrictive covenants substantially in the form set forth in Exhibit B to your outstanding equity award agreements, including the United Kingdom terms.

6.3Conditions to Benefits. Commencement and continuation of the Advisory Period and payment of Advisory Fees are conditioned on timely execution and effectiveness of each execution of the Release and compliance with Annex 1 thereto.
7.Section 409A. This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or to comply with, Section 409A of the U.S. Internal Revenue Code and the guidance thereunder, and shall be interpreted and administered accordingly.
8.Securities, Trading and HSR Compliance. During the Advisory Period, you will comply with the MSCI Trading Policy for Transactions in MSCI Inc. Securities and obtain pre-approval from the General Counsel of all transactions in MSCI Inc. securities. You agree to cooperate with the Company regarding any required filings on Forms 4, 5 or 144. You acknowledge the application of Section 16 to your transactions while you are an officer or director, including potential short‑swing profit recovery. You acknowledge that any resale under Rule 144 must satisfy the rule’s conditions, including the 90‑day affiliate look‑back. From the date hereof through the Advisory Period, you will give the Company’s Legal Department advance written notice of any proposed acquisition of MSCI Inc. securities and, if advised that Hart‑Scott‑Rodino requirements may apply, you will coordinate timing and proceed only after the Company confirms that applicable requirements are satisfied.
9.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defence, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts or failures to act that occurred during the period of your employment by the Company which relates to matters within your knowledge and experience. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation and will make reasonable efforts to accommodate your scheduling needs. If you reasonably request reimbursement of legal fees in connection with required cooperation, the Company will consider such request in good faith.
10.Miscellaneous. This Agreement, together with the Release (including Annex 1 thereto) and the UK Release Agreement, is the entire agreement with respect to its subject matter and supersedes any prior understandings. No assignment by you is permitted. This Agreement is governed by the laws of the State of New York. Any dispute arising out of or related to this Agreement will be brought in the state or federal courts located in New York County, New York, and each party submits to such courts’ exclusive jurisdiction. Notices under this Agreement must be in writing and delivered by hand, overnight courier or email to the addresses on file. This Agreement may be executed in counterparts and by electronic signature.
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Please signify your agreement to these terms by signing below where indicated.

Yours sincerely,

/s/ Robert J. Gutowski
Robert J. Gutowski
General Counsel
For and on behalf of MSCI Inc.

Agreed:

/s/ C.D. Baer Pettit
C.D. Baer Pettit

Exhibit A

Form of Release – Release and Restrictive Covenants

This Release and Restrictive Covenants (this “Release”) is entered into by and between MSCI Inc., for itself and its subsidiaries and affiliates (together, the “Company”), and C.D. Baer Pettit (“you”) in connection with your transition and advisory letter agreement dated January 28, 2026 (the “Agreement”). Capitalized terms used but not defined have the meanings set forth in the Agreement.

1.In exchange for the Advisory Fees, the advisory engagement and other consideration provided under the Agreement that you are not otherwise entitled to receive, you agree to execute, and not revoke, this Release (i) on the date you sign the Agreement and (ii) on or within 10 days after the last day of the Advisory Period (each, an “Execution”). Each Execution releases claims through its signature date and is effective upon signature. The second Execution must become effective to satisfy the release requirement under your equity award agreements. If you fail to timely complete an Execution, the Company may terminate the Advisory Period and cease any unpaid Advisory Fees, and treat you as not having satisfied the release condition under your equity awards and you will not receive any equity treatment (including 62/10 full career treatment) under your equity award agreements that is conditioned on a satisfactory release. In addition, any breach by you of the Release or the Restrictive Covenants set out in Annex 1 will constitute a material breach of the Agreement.
2.Release of Claims.
a.Released Claims. Except for the Excluded Claims (as defined below) and any rights granted under this Release or the Agreement, you, for yourself and for your heirs, assigns, executors and administrators, hereby release, remise and forever discharge the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands and all other manner of actions whatsoever, in law or in equity, that you ever had, may have had, now have, or that your heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, in any jurisdiction in the world, as a result of (i) your employment, service or other relationship with the Company (including service as an officer or director of the Company or any of its subsidiaries or affiliates), (ii) your provision of services to the Company (including the Advisory Services), (iii) the transition described in the Agreement and (iv) the termination of any such employment, service or other relationship, or any act or omission which has occurred at any time up to and including the date of the applicable Execution of this Release (the “Released Claims”). Without limiting your rights that cannot be waived, the Released Claims released include, but are not limited to, any and all claims: (i) for monetary damages; (ii) related to your provision of services to the Company or the termination thereof; (iii) to compensation, severance or similar benefits; (iv) to expenses, attorneys’ fees or other indemnities; (v) based on actions or failure to act on or before the applicable Execution; (vi) for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by such an entity or by a person claiming to act on your behalf or in your interest; (vii) for breach of contract and breach of the implied covenant of good faith and fair dealing; (viii) under federal, state or local statutes, including claims for discrimination, harassment, retaliation or attorneys’ fees; (ix) under other laws of general application in any jurisdiction in the world, such as any federal, state or local law enforcing express or implied contracts or covenants, or any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, fraudulent inducement, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; (x) under common law based on any tort, contract or other theory now or hereinafter recognized in any jurisdiction in the world; and (xi) under any other statute, regulation, common law or decision in any jurisdiction in the world that may apply to your services or relationship with the Company.
b.Participation in Agency Proceedings. You understand that nothing in this Release is intended to or shall limit, prevent, impede or interfere with your non-waivable right, without prior notice to the Company, to: (i) communicate with, provide information to, file a charge or complaint with, or initiate, comply with a subpoena from, testify at, assist with or participate in any manner in an investigation regarding the Company’s past or future conduct conducted by the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the New York Division of Human Rights, a local commission on human rights, a federal or state attorney general or other federal, state or local governmental agencies or bodies; (ii) engage in any activities protected under whistleblower statutes or receive and fully retain a monetary award from a government-administered whistleblower award program, including but not limited to awards for whistleblowers to the SEC, for providing information directly to a government agency; (iii) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits; or (iv) communicate with an attorney retained by you. Notwithstanding the above, by entering into this Release, you understand and agree that you are waiving any and all rights to recover any monetary relief or other personal relief directly from the Company or any of the Releasees as a result of any such government proceedings, including any subsequent legal action, filed by you or by anyone else on your behalf, with respect to any Released Claims.
c.Claims Excluded from Release. Notwithstanding the foregoing, the Released Claims do not include any claims or other rights that cannot be released or waived as a matter of law including, but not limited to, any claims in respect of: (i) personal injury; (ii) your rights as a shareholder of the Company; (iii) defamation; (iv) any pension rights or pension benefits which have accrued to you; and (v) any claims by you to enforce the terms of the Agreement and/or the separate release agreement between you and MSCI Limited (the "UK Release Agreement") (collectively, the “Excluded Claims”).
d.No Assignment of Claims. You represent and warrant that you have not previously filed or joined in any claims that are released in this Release and that you have not given or sold any portion of any claims released herein to anyone else, and that you will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
e.Finality of Release. EXCEPT AS OUTLINED ABOVE AND SAVE IN RESPECT OF THE EXCLUDED CLAIMS, BY SIGNING THIS RELEASE, YOU WILL WAIVE ANY RIGHT YOU MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT, SERVICE OR OTHER RELATIONSHIP WITH THE COMPANY, YOUR PROVISION OF SERVICES (INCLUDING THE ADVISORY SERVICES) OR THE TERMINATION OF ANY OF THE FOREGOING, UP TO AND INCLUDING THE DATE OF THE APPLICABLE EXECUTION OF THIS

RELEASE. YOU AGREE NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.
f.No Admission of Liability. You understand and agree that this Release shall not be deemed or construed at any time or for any purpose as an admission of any liability or wrongdoing by either you or the Company.
g.Agreement Not to Sue. Except as specifically stated in this Release and save in respect of the Excluded Claims and/or except as required by law that cannot be waived, you agree not to pursue any action or seek damages or any other remedies for any Released Claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

3.Restrictive Covenants. As additional consideration for this Release, the Agreement and any equity treatment, you reaffirm and agree to be bound by the restrictive covenants set out in Annex 1 (the “Restrictive Covenants”), which are substantially in the form set forth in Exhibit B to your equity award agreements. The Restrictive Covenants are incorporated into this Release and form part of this Release for all purposes.
4.Severability. If any term, provision, covenant or condition of this Release is held to be invalid, void or unenforceable, the remainder of the provisions of this Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
5.Remedies. You acknowledge that the Company’s damages at law would be an inadequate remedy for your breach of any provision of this Release, and agree that, in the event of such breach, the Company may obtain temporary and permanent injunctive relief restraining you from such breach. Nothing contained in this Release shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach. Notwithstanding any such relief, all of the other terms of this Release, including, without limitation, your release of claims, shall remain in full force and effect.
6.Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS RELEASE. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND THE RELEASEES FROM ANY AND ALL RELEASED CLAIMS (AS DEFINED HEREIN).
7.Miscellaneous. This Release is part of and incorporated into the Agreement and, together with the Agreement and the UK Release Agreement, constitutes the entire agreement with respect to the subject matter of this Release and supersedes any prior understandings. No assignment by you is permitted. This Release is governed by the laws of the State of New York. Any dispute arising out of or related to this Release will be brought in the state or federal courts located in New York County, New York, and each party submits to such courts’ exclusive jurisdiction. Notices under this Release will be provided in accordance with the notice provisions of the Agreement. This Release may be executed by electronic signature.

Agreed:

_____________________
C.D. Baer Pettit

Annex 1 – Restrictive Covenants
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the relevant equity award agreement.
1.Confidential Information; Assignment of Inventions.
a)Subject to your rights under Sections 1(e) and 1(f) below, during your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information.
b)In the event of a termination of your employment or service with the Company for any reason, you shall deliver to the Company all documents and data containing or pertaining to the Confidential Information and shall not retain or take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items containing or relating to the Confidential Information. Nothing contained in this Section 1 of this Annex 1 shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.
c)Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide the Company with prompt written notice so that the Company, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 1 of this Annex 1. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the first sentence of this Section 1(c), you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of any of the Confidential Information.
d)All Inventions shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company. You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.
e)Without limiting the generality of the foregoing, nothing in this Annex 1 (including with respect to confidential information, trade secrets, and other obligations) precludes or otherwise limits your ability to (i) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (ii) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations. You do not need the prior authorization of the Company to make such reports or disclosure, and you shall not be required to notify the Company that such reports or disclosures have been made. The Company may not retaliate against you for any of these activities, and nothing in this Annex 1 or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.
f)Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Annex 1 is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
2.Non-Compete Restrictions.
(a)No Working for or Setting up a Competing Business. You agree that during the twelve months following the Termination Date you will not, directly or indirectly, for your own benefit or that of others, in competition with the Company:
i.(a) be employed by; (b) be engaged by; or (c) otherwise provide services to, a Competing Business which is being carried out or to be carried out in any Restricted Territory; or
ii.(a) set up; or (b) carry on, a Competing Business which is being carried out or to be carried out in any Restricted Territory.
(b)No Shareholding in a Competing Business. You agree that during the twelve months following the Termination Date you will not directly or indirectly:
i.hold more than 1% of the shares in a Competing Business which is quoted on any recognised stock exchange; or
ii.hold any of the shares in a Competing Business which is not quoted on a recognised stock exchange.
(c)No Dealing with Customers and Prospective Customers. You agree that during the twelve months following the Termination Date you will not, in any Capacity, in competition with the Company:
i.(a) develop; or (b) provide, products or services for any Customer or Prospective Customer; or
ii.otherwise (i) deal with; (ii) accept; or (iii) facilitate the acceptance of the custom of, any Customer or Prospective Customer.
3.Non-Solicit and No-Hire Restrictions.
(a)No Solicitation of Customers and Prospective Customers. You agree that during the twelve months following the Termination Date you will not, in any Capacity, in competition with the Company:
(i)(a) solicit; or (b) assist in soliciting, the custom or business of any Customer or Prospective Customer (which shall include, without limitation, excluding the Company from a new business opportunity); or

(ii)(a) seek to reduce the amount of business which a Customer or Prospective Customer conducts or intends to conduct with the Company; or (b) adversely affect the terms on which a Customer or Prospective Customer conducts its business with the Company.
(b) No Solicitation of Key People. You agree that during the twelve months following the Termination Date you will not, in any Capacity:
(i)(a) solicit; (b) attempt to solicit; (c) assist in soliciting; (d) entice away; or (e) try to entice away, from the Company any Key Person; or
(ii)be personally involved to a material extent in (a) accepting into employment; (b) recruiting; (c) engaging; or (d) otherwise using the services of, any Key Person.
(c) No Interference with Suppliers. You agree that during the twelve months following the Termination Date you will not, in any Capacity:
(i)interfere with the supply of goods or services to the Company from any Supplier (including, without limitation, inducing or encouraging the Supplier adversely to vary the terms on which it conducts business with the Company); or
(ii)induce or encourage any Supplier to cease or decline to supply goods or services to the Company in the future.
(d) No Connection after Termination. Following the Termination Date you will not:
(i)represent yourself, or permit yourself to be represented, as being employed or engaged by the Company (except where agreed by the Company);
(ii)represent, promote, advertise or refer to your previous connection with the Company in a way which seeks to utilise the goodwill of the Company;
(iii)knowingly do anything that might reasonably be expected to damage the goodwill or reputation of the Company; or
(iv)carry on, or cause or permit to be carried on, any business using any name or branding which is or has been used by the Company or which is in the reasonable opinion of the Company calculated or likely to cause confusion with such a name or branding in the minds of members of the public or imply a connection with the Company.
4.Non-Disparagement. Subject to your rights pursuant to Sections 1(e) and 1(f) above, at all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental or regulatory entity or law enforcement agency or as part of a litigation or administrative agency proceeding.
5.General Terms Applicable to the Restrictions
(a)The duration of the restrictions set out in this Annex 1 will be reduced by any period during which you have been required by your employer both not to attend work and not to perform any duties of employment.
(b) You agree that the obligations contained in this Annex 1 are reasonable and necessary to protect the legitimate business interests of the Company. You confirm that you have had the opportunity to take independent legal advice on the terms of this Annex 1.

(c) Save for the obligations at Section 2(b), none of the obligations contained in this Annex 1 prevent you from holding any shares or other securities in any company.
(d) Each restriction in this Annex 1 is intended to and will apply after the Termination Date, regardless of whether your termination is lawful. The restrictions will apply even if termination results from a breach of your employment contract.
(e) None of the restrictions in this Annex 1 shall prevent you from doing anything for which the Company has given its prior written consent, and the Company encourages you to seek such consent.
6.Certain Remedies. You acknowledge that the terms of this Annex 1 are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Annex 1 is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Annex 1 shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Annex 1 and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach. You agree that the Company shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Annex 1 in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the restricted periods under Sections 2 and 3, as applicable, shall be extended by any and all periods during which you are in breach of this Annex 1.
7.Definitions. For purposes of this Annex 1, the following terms shall have the following meanings:

“Capacity” means whether you are acting (i) directly or indirectly (through any other person, firm or company); (ii) alone or jointly with others; (iii) as principal, agent, consultant, officer, director, shadow director, partner, LLP member, independent contractor, worker or employee; or (iv) for your own benefit or that of others.
“Competing Business” means any business which competes with or is preparing to compete with (i) any business carried on by the Company on the Termination Date; or (ii) any business which, on the Termination Date, the Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (i) and (ii) in respect of which business of the Company you:
(i)had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or
(ii)otherwise obtained Relevant Confidential Information,
in each case in the course of your employment at any time in the Relevant Period.

“Confidential Information” means all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form and whether or not it is marked confidential). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, including, but not limited to, the MSCI Code of Ethics and Business Conduct.
“Inventions” means, collectively, all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company.
“Customer” means any customer or client of the Company:
(i)with whom you have had material dealings; or
(ii)in respect of whom you have obtained Relevant Confidential Information, in each case at any time during the Relevant Period.
“Key Person” means any (i) director or officer; (ii) employee who is employed at Vice President or above (or any equivalent career level); or (iii) individual who is engaged as a consultant at an equivalent level to such an employee, in each case of or by the Company; and
(i)with whom you have had material dealings; or
(ii)in respect of whom you have obtained Confidential Information about their skills, role, responsibilities, expertise, or other Confidential Information or material non-public information relevant to their potential recruitment or engagement, in each case at any time during the Relevant Period.

“Prospective Customer” means any person, firm, company or other entity with whom the Company has had any negotiations or material discussions regarding the possible supply of products or services by the Company and:
(i)with whom you have had material dealings; or
(ii)in respect of whom you have obtained Relevant Confidential Information, in each case at any time during the Relevant Period.
“Relevant Confidential Information” means Confidential Information which would be of value to any business which competes or is preparing to compete with the Company, including, without limitation, Confidential Information that would enable it to:
(i)review, amend, change or introduce products, services, systems, processes, proposals, forecasts, terms of trade or strategies (including, but not limited to, marketing and/or sales strategies); or
(ii)otherwise gain a competitive advantage.
“Relevant Period” means the 12 months immediately preceding the Termination Date.
“Restricted Territory” means:
(i)the United Kingdom; or
(ii)any other country where the Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the Relevant Period; or
(iii)any other country where the Company carries out business and in relation to which you acquired Relevant Confidential Information during the Relevant Period.
“Supplier” means any person, firm, company, or other entity (i) with whom you have had material dealings during the Relevant Period; (ii) in respect of whom you have obtained Relevant Confidential Information during the Relevant Period; and who:
(i)has supplied goods or services to the Company during the Relevant Period; or
(ii)has agreed prior to the Termination Date to supply goods or services to the Company, with such supply to commence at any time in the twelve months following the Termination Date; or
(iii)as at the Termination Date, supplies goods or services to the Company under a contract or arrangement between that supplier and the Company.
“Termination Date” means the date your employment ends; provided that, for purposes of these restrictions only, Termination Date shall be deemed to occur on the later of the end of your employment with the Company and the end of the Advisory Period under the Agreement.
8.Post-termination Obligations.

(a)You agree to comply with the post-termination obligations set out in Annex 1.
(b)You agree that if you receive an offer of employment from, or offer to provide services to, any person, firm, company or other entity (an “Offeror”) (whether you accept it or not) either during your employment with the Company or during the twelve (12) months following the Termination Date, you will:
(i)provide to the Offeror details of the substance of the restrictions contained in this Annex 1; and
(ii)notify the Company of the offer and the identity of the Offeror and provide such other details as the Company may reasonably request.
9.Assignment and Severability.
(a)You acknowledge that the provisions of this Annex 1 constitute severable undertakings given for the benefit of the Company. You further acknowledge that the benefit of each agreement and obligation imposed upon you under this Annex 1 may be assigned to and enforced by all successors and assigns for the time being of the Company and such agreements and obligations will operate and remain binding notwithstanding the termination of your employment.
(b)The restrictions in Sections 2 and 3 of this Annex 1 are considered by the parties to be fair and reasonable in all the circumstances. Each of the restrictions contained in Sections 2 and 3 of this Annex 1, including the subsections thereof and each of the restrictions listed by Roman numeral, constitutes an entirely separate, severable and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
(c)Each of the subsections of the definitions contained in this Annex 1, including the matters identified by Roman numeral, constitutes a separate, severable and independent part of the definition. If any such part of a definition would render a covenant invalid, this will not affect the validity or enforceability of the covenant by reference to any other part of the definition.